Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Quality Preferred Income Fund 3

811-21242

A special meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014 for the above-referenced fund. At this meeting the shareholders were asked to vote to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members.


The results of the shareholder votes
are as follows:

<c> Common shares

To approve a new investment
management agreement
between the Fund and Nuveen
Fund Advisors, LLC.


   For
         10,714,017
   Against
              485,926
   Abstain
              281,669
   Broker Non-Votes
           3,464,193
      Total
         14,945,805


To approve a new sub-advisory
agreement.


   For
         10,703,888
   Against
              484,358
   Abstain
              293,366
   Broker Non-Votes
           3,464,193
      Total
         14,945,805


Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission Type DEF 14A, accession number 0001193125-14-236554, on June 16, 2014.